UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 8, 2008

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01.  Other Events.

In September 2008, A. Jack Stanley, who formerly served as a consultant and chairman of Kellogg Brown & Root LLC, a subsidiary of KBR, Inc., pleaded guilty to conspiring to violate the Foreign Corrupt Practices Act (FCPA). By the plea, Stanley admitted that he participated in a scheme to bribe Nigerian government officials and that payments were made by agents of TSKJ to Nigerian officials in connection with the construction and expansion by TSKJ of a gas liquefaction complex at Bonny Island in Rivers State, Nigeria. He also pleaded guilty to conspiracy to commit mail and wire fraud in causing a Kellogg Brown & Root consultant to pay kickbacks to Stanley in connection with the Bonny Island and other liquefied natural gas projects of Kellogg Brown & Root. Under the plea agreement, Stanley will serve a maximum of 84 months' imprisonment (subject to reduction for future cooperation) and pay restitution of $10.8 million.

In a related action, the SEC charged Stanley with violating the anti-bribery provisions of the FCPA and knowingly falsifying books and records to falsely reflect payments to these agents of TSKJ as legitimate business expenses and knowingly circumventing internal accounting controls. Without admitting or denying the allegations in the complaint, Stanley has consented to the entry of a final judgment that permanently enjoins him from violating the anti-bribery, record-keeping and internal control provisions of the Securities Exchange Act of 1934.

Stanley also has agreed to cooperate with the SEC's and the DOJ's ongoing investigations.

From time to time, we and KBR engage in discussions with the SEC and the DOJ regarding a settlement of FCPA matters relating to the Bonny Island project. There can be no assurance that these discussions will lead to a settlement, or, if a settlement is reached, that the terms of any such settlement would not have a material adverse effect on us.

See the notes to our condensed consolidated financial statements in our quarterly report on Form 10-Q dated June 30, 2008 for additional information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: September 8, 2008	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary